Exhibit 10.20

Third Amendment to Employment Agreement

This Third Amendment to Employment Agreement (this “Third Amendment”) is entered into as of April 27, 2023 and is effective as of April 17, 2023, by and between David Silberman, an individual residing in Jerusalem, Israel (the “Executive”), and Oramed Ltd., a company incorporated under the laws of the State of Israel, with an address at 20 Mamilla Ave., Jerusalem, Israel 9414904 (the “Company”).

WHEREAS, the Company and the Executive entered into an employment agreement, dated as of May 23, 2021, as amended effective September 1, 2022 and as further amended effective January 1, 2023 (the “Employment Agreement”); and

WHEREAS, Company and the Executive desire to amend the terms and conditions of the Employment Agreement as set forth herein.

NOW, THEREFORE, the Company and the Executive agree as follows:

1. Section 5.2 of the Employment Agreement (Termination Without Cause), will be amended and replaced as follows:

5.2	Termination Without Cause. Either the Executive or the Company may terminate the Executive’s employment without Cause, for any reason whatsoever, with 60 days prior written notice. If the Executive’s employment is terminated by the Company without Cause in connection with a Change in Control (as defined below) that occurs during the period that is three months prior and 12 months after the event, the following provisions shall apply:

(a)	The Executive will be entitled to receive 12 months severance, which is defined as base salary plus on-target bonus over the severance period.

(b)	The Executive will be entitled to full vesting acceleration of all outstanding unvested equity incentives.

“Change in Control” means the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets, or stock, or over fifty percent (50%) of the voting stock to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), or any person or group is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise.

2. Except for the changes and/or additions stated herein, all the other terms of the Employment Agreement shall remain valid and bind the parties without any change. In the case of a contradiction between the provisions of this Third Amendment and the provisions of the Employment Agreement, the provisions of this Third Amendment shall prevail. Without limiting the generality of the foregoing, the term “Agreement” as used in the Employment Agreement shall be deemed to be the Employment Agreement as amended by this Third Amendment.

IN WITNESS WHEREOF, the parties have executed this Third Amendment to Employment Agreement as of the date first written above.

Oramed Ltd.

/s/ Nadav Kidron
Nadav Kidron, CEO

/s/ David Silberman
David Silberman